UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

J. Alexander’s Corporation
(Exact name of registrant as specified in its charter)

Tennessee	62-0854056
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee	37202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock (par value $.05 per share) with	The NASDAQ Stock Market LLC
associated Series A Junior Preferred Stock
Purchase Rights

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities To Be Registered.
The description of J. Alexander’s Corporation (the “Company”) Common Stock, par value $.05 per share with associated Series A Junior Preferred Stock Purchase Rights registered hereunder is contained under the caption “Item 1. Description of Registrant’s Securities to be Registered,” of the Form 8-A/A filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 6, 2012, and is incorporated herein by reference. Such description is amended to reflect the Second Amendment to the Rights Agreement, effective July 30, 2012 (the “Second Amendment”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”), which amended that certain Rights Agreement, dated March 5, 2012 (the “Rights Agreement”), between the Company and the Rights Agent as previously amended by that certain First Amendment to the Rights Agreement, dated June 22, 2012, between the Company and the Rights Agent (the “First Amendment”).

On July 30, 2012, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Restated Merger Agreement”), by and among the Company, Fidelity National Financial, Inc., a Delaware corporation (“Parent”), New Athena Merger Sub, Inc., a Tennessee corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), American Blue Ribbon Holdings, Inc., a Delaware corporation and an indirect, majority-owned subsidiary of Parent (“ABRH”), Athena Merger Sub, Inc., a Tennessee corporation and a direct, wholly owned subsidiary of ABRH (“Old Merger Sub”), and Fidelity Newport Holdings, LLC, a Delaware limited liability company and an indirect, majority-owned restaurant operating subsidiary of Parent (the “Operating Company” and together with Parent, Merger Sub, ABRH and Old Merger Sub, the “Purchaser Entities”). The Restated Merger Agreement amends and restates in its entirety that certain Agreement and Plan of Merger, dated June 22, 2012, by and among J. Alexander’s, Parent, ABRH, Old Merger Sub, and the Operating Company (the “Prior Merger Agreement”). A description of the Restated Merger Agreement is available in the Company’s Current Report on Form 8-K, filed with the SEC on August 2, 2012.

In connection with the Company’s execution of the Restated Merger Agreement, the Company and the Rights Agent executed the Second Amendment, which provides that, among other things, neither the execution of the Restated Merger Agreement nor the consummation of the Tender Offer or the Merger (as both terms are defined in the Restated Merger Agreement) or any of the other transactions contemplated thereby will trigger the exercisability of any shareholder Rights (as defined in the Rights Agreement). In particular, none of the Purchaser Entities shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), by reason of (i) the execution and delivery of the Restated Merger Agreement, or of any agreement or document contemplated by Restated Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of any of the transactions contemplated thereby, including the Tender Offer and the Merger.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, the First Amendment and the Second Amendment, which are attached hereto as Exhibits 4.1, 4.2 and 4.3, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

4.1
Rights Agreement, dated as of March 5, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on March 6, 2012)

4.2
First Amendment to the Rights Agreement, dated as of June 22, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on June 28, 2012)

4.3
Second Amendment to the Rights Agreement, dated as of July 30, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on August 2, 2012)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

J. ALEXANDER’S CORPORATION

Date: August 2, 2012

	By:	/s/ R. Gregory Lewis
	Name:	R. Gregory Lewis
	Title:	Chief Financial Officer, Vice President of Finance and Secretary

EXHIBIT LIST

4.1
Rights Agreement, dated as of March 5, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on March 6, 2012)

4.2
First Amendment to the Rights Agreement, dated as of June 22, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on June 28, 2012)

4.3
Second Amendment to the Rights Agreement, dated as of July 30, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on August 2, 2012)